200 Connell Drive
Berkeley Heights, NJ 07922

Genta Incorporated Reports First Quarter 2011 Corporate Highlights and Financial Results

[webcast]

BERKELEY HEIGHTS, NJ – May 16, 2011 – Genta Incorporated (OTC: GNTA.OB) today announced financial results for the quarter ending March 31, 2011.  Recent corporate highlights include:

●	Survival results from AGENDA Phase 3 trial of Genasense® in advanced melanoma expected in May 2011

●	Clinical data for Genasense AGENDA trial and tesetaxel clinical trials expected at annual meeting of American Society of Clinical Oncology (ASCO) in June 2011

●	Tesetaxel Phase 2a-2b studies open in 5 second-line indications (gastric, breast, prostate and bladder cancer, and melanoma) and 3 first-line indications (gastric cancer, and hormone-refractory breast and prostate cancer)

●	Completed or ongoing tesetaxel clinical trials include food-effect, capecitabine (Xeloda®) dose-ranging combination, and weekly-dosing.

Financial Results

For the first quarter of 2011, the Company reported net income of $0.5 million, or net income per basic share of $0.03 per share and net income per diluted share of $0.00 per share, compared with a net loss of $(166.6) million or $(3,820.46) per basic and diluted share, for the first quarter of 2010.  All share and per share data included in this press release have been retroactively adjusted to account for the effect of a 1-for-100 reverse stock split that became effective in August 2010 and a 1-for-50 reverse stock split that became effective in February 2011. The improvement in net income was primarily all due to the recognition of the conversion feature liability related to the Company’s convertible financial instruments in the prior period plus the income recorded in this year’s quarter as a result of marking-to-market warrant liabilities.  As of May 13, 2011, 165,896,660 shares of Genta Common Stock were outstanding.

At March 31, 2011, Genta had cash and cash equivalents totaling $8.9 million, compared with $12.8 million at December 31, 2010. Net cash used in operating activities during the first quarter of 2011 was $3.7 million, or approximately $1.2 million per month.  We project that our average net monthly cash outflow will be approximately $1.5 million during 2011.

Conference Call and Webcast

Genta management will host a conference call and live audio webcast that morning to discuss the financial results at 8:00 am EDT.  Participants can access the live call by dialing (877) 634-8606 (U.S. and Canada) or (973) 200-3973 (International). The access code for the live call is Genta Incorporated. The call will also be webcast live at http//:www.genta.com/investorrelation/events.html.

For investors unable to participate in the live call, a replay will be available approximately two hours after the completion of the call, and will be archived for 30 days. Access numbers for this replay are: (800) 642-1687 (U.S. and Canada) and (706) 645-9291 (International); conference ID number is: 63658404.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.  The Company is developing tesetaxel, a novel, orally absorbed taxane that is in the same class of drugs as paclitaxel and docetaxel.  As the leading oral taxane in clinical development, tesetaxel has been evaluated in a broad program of completed or ongoing Phase 2a/Phase 2b clinical trials.  The Company has announced that gastric (stomach) cancer will be the lead indication for Phase 3 registration studies. Genasense® (oblimersen sodium) Injection is a modified DNA-based antisense drug that may enhance the effectiveness of anticancer therapy.  Genta has completed enrollment in a randomized, double-blind Phase 3 study of Genasense® in patients with advanced melanoma, known as “AGENDA”.  Survival data from AGENDA are projected to be available in May 2011.  Genta is exclusively marketing Ganite® (gallium nitrate injection) in the U.S, which is indicated for treatment of symptomatic patients with cancer-related hypercalcemia that is resistant to hydration.  The Company has developed proprietary oral formulations of the active ingredient in Ganite® that are being evaluated as potential treatments for diseases associated with accelerated bone loss.  Ganite® and Genasense® are available on a “named-patient” basis in countries outside the United States.  For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Such forward-looking statements include those that express plan, anticipation, intent, contingency, goals, targets, or future developments and/or otherwise are not statements of historical fact.  The words “potentially”, “anticipate”, “could”, “calls for”, and similar expressions also identify forward-looking statements.  The Company does not undertake to update any forward-looking statements.  Factors that could affect actual results include, without limitation, risks associated with:

●	the Company’s ability to obtain necessary regulatory approval for its product candidates from regulatory agencies, such as the U.S. Food and Drug Administration and the European Medicines Agency;
●	the safety and efficacy of the Company’s products or product candidates;
●	the timing of commencement and completion of any clinical trials;
●	the Company’s assessment of its clinical trials;
●	the Company’s ability to develop, manufacture, license, or sell its products or product candidates;
●	the Company’s ability to enter into and successfully execute any license and collaborative agreements;
●	the adequacy of the Company’s capital resources and cash flow projections, the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations, or the risk of bankruptcy;
●	the adequacy of the Company’s patents and proprietary rights;
●	the impact of litigation that has been brought against the Company; and
●	the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the Company's Annual Report on Form 10-K for 2010 and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

CONTACT:
Genta Investor Relations
info@genta.com

Genta Incorporated
Selected Condensed Consolidated Statement of Operations Data
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31
	2011	2010

Product sales - net	$53	$34
Cost of goods sold	6	12
Gross margin	47	22

Operating expenses:
Research and development	2,348	2,443
Selling, general and administrative	1,629	3,773
Total operating expenses	3,977	6,216

Amortization of deferred financing costs and debt discount	(7,381)	(6,092)
Fair value - conversion feature liability	-	(97,297)
Fair value - warrant liability	12,681	(56,526)
All other income/(expense), net	(857)	(509)
Net income/(loss)	$513	$(166,618)

Net income/(loss) per basic and diluted share	$0.03	$(3,820.46)
Net income/(loss) per basic and diluted share	$0.00	$(3,820.46)

Shares used in computing basic net income/(loss) per share	16,401	44
Shares used in computing diluted net income/(loss) per share	3,292,227	44

Selected Condensed Consolidated Balance Sheet Data

	March 31
	2011	December 31
	Unaudited	2010

Cash and cash equivalents	$8,893	$12,835
Working capital	4,144	7,522
Total assets	10,824	15,549
Total stockholders' deficit	(3,313)	(11,295)